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                                                                    EXHIBIT 99.1

CONTACT:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708-9310 Ext. 322
Email: c.burke@introgen.com


                   INTROGEN'S BOARD OF DIRECTORS MAKES CHANGE

AUSTIN, AUGUST 23 - Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today that Elise Wang, a managing director at Salomon Smith Barney, and a member of Introgen's board of directors since January 2001, has resigned her position as board member. Ms. Wang resigned to avoid the appearance of potential conflicting interests related to her employment as a research analyst at Salomon Smith Barney.

Ms. Wang said, "It has been a great pleasure working with Introgen Therapeutics for the past eighteen months and I look forward to hearing about Introgen's future successes."

"We respect this decision in this era of heightened sensitivities," said David
G. Nance, Introgen's president and chief executive officer. "We are appreciative of Elise's contribution to Introgen and wish her much success in all her endeavors. A search is already underway for a successor to serve on Introgen's board of directors and we expect to fill this position in the near future."

Introgen's board is currently composed of business professionals with a combined fifty years of experience in managing companies as CEOs or top-level executives for their respective organizations. The current members include John N. Kapoor, Ph.D., chairman of EJ Financial Enterprises, Inc., who has served as chairman of the board since Introgen was founded in 1993 and William H. Cunningham, Ph.D., who has served as a board member since 2000 and most recently was chancellor and chief executive officer of The University of Texas System. Dr. Cunningham also serves on the board of Southwest Airlines (NYSE:LUV) and the Jefferson Pilot Corporation (NYSE:JP). David G. Nance has served as president and chief executive officer of Introgen and has served on the board of directors since he founded Introgen. Charles E. Long joined Introgen's board in 2001 and is former vice chairman of Citicorp and its principal subsidiary Citibank. At Citicorp, he was responsible for managing Citicorp's international consumer banking business, as well as legal and external affairs for consumer banking worldwide. Mahendra
G. Shah, Ph.D., has served on Introgen's board since inception and served as its vice president of corporate and business development for several years. Dr. Shah is currently chief executive officer and chairman of First Horizon Pharmaceutical Corporation (NASDAQ: FHRX).

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Introgen is a leader in the development and production of gene-based drugs for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility. Through more than 20 clinical trials, the company has treated hundreds of patients with thousands of doses of its lead product candidate, ADVEXIN(R) adenoviral p53 gene therapy. Introgen is conducting two controlled, randomized phase 3 clinical trials with ADVEXIN for the treatment of head and neck cancer, a phase 2 study in breast cancer, as well as phase 1 trials in prostate, ovarian, bladder, and brain cancers, and has completed phase 2 studies in lung and head and neck cancers.

Certain statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen's future success and ability to locate a successor to fill the vacancy on the board of directors created by Ms. Wang's resignation. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen's operations and business environment, including, but without limitation, Introgen's stage of product development and the limited experience in the development of gene-based drugs in general, Introgen's dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen's product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen's filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q filed on August 14, 2002. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor's Note: For more information on Introgen Therapeutics, or for a menu of archived news releases, please visit Introgen's website at www.introgen.com.